Exhibit 99.1

Star Gas Partners, L.P. Reports Fiscal 2008 First Quarter Results

STAMFORD, Conn.--(BUSINESS WIRE)--Star Gas Partners, L.P. (the “Partnership” or “Star”) (NYSE: SGU), a home energy distributor and services provider specializing in heating oil, today announced financial results for its fiscal 2008 first quarter, the three-month period ended December 31, 2007.

For the fiscal 2008 first quarter, Star reported a 37.5 percent increase in total revenues to $453.9 million, compared to total revenues of $330.2 million in the year ago period, due to an increase in home heating oil volume of 14.0 percent and higher selling prices. Selling prices rose in response to a 37.6 percent increase in wholesale product cost.

Home heating oil volume for the fiscal 2008 first quarter increased 13.9 million gallons to 113.2 million gallons due to colder temperatures, as the volume lost through net customer attrition was offset by the acquisitions completed in fiscal 2007. Temperatures in Star’s geographic areas of operations for the fiscal 2008 first quarter were 15.8 percent colder than the fiscal 2007 first quarter and 6.0 percent warmer than normal, as reported by the National Oceanic Atmospheric Administration. For the fiscal 2008 first quarter, Star lost approximately 1,400 more accounts than in the fiscal 2007 first quarter.

Home heating oil per gallon margins for the fiscal 2008 first quarter declined by 2.4 cents per gallon, versus the corresponding fiscal 2007 period, when measured before the impact of change in the fair value of derivative instruments. The decline in home heating oil margins was largely due to customers’ reluctance to accept a 52 cent per gallon spike in the price of home heating oil, when compared to the price in the prior year quarter.

Total operating expenses (delivery, branch, general and administrative expenses) increased by $11.6 million, or 22.7 percent, to $62.8 million for the fiscal 2008 first quarter, as compared to $51.2 million for the prior year’s quarter. During the three months ended December 31, 2006, the Partnership recorded a $7.2 million credit under its weather insurance contract, which reduced insurance expense, a component of operating expenses. The balance of the change, $4.4 million or 8.6 percent, is largely due to the 14.0 percent increase in home heating oil volume.

For the fiscal 2008 first quarter, net income was $25.1 million, a $20.4 million improvement versus the fiscal 2007 first quarter, as a favorable change in the fair value of derivative instruments of $24.1 million, an increase in product gross profit (product sales less cost of product) of $7.6 million, and an increase in service profitability of $1.0 million, was reduced by lower weather insurance benefits of $7.2 million, the volume-related increase in operating costs of $4.3 million and an increase in income tax expense of $0.7 million.

For the fiscal 2008 first quarter, Adjusted EBITDA decreased $3.0 million to $19.3 million, as compared to $22.3 million for the three months ended December 31, 2006, primarily due to the impact of the 2.4 cent decline in home heating oil margins ($2.7 million), as the additional volume sold during the fiscal 2008 first quarter due to colder temperatures and acquisitions offset the $7.2 million weather insurance benefit recorded in the fiscal 2007 first quarter.

Management believes the presentation of Adjusted EBITDA is relevant and useful because it allows investors to view the Partnership’s performance in a manner similar to the method management uses, adjusted for non-cash items (such as changes in the fair value of derivative instruments and losses in redemption of debt) and the use of Adjusted EBITDA makes it easier to compare the Partnership’s results with other companies that have different financing and capital structures. In addition, certain of Star’s financial covenants are calculated using Adjusted EBITDA.

Star Gas Partners Chief Executive Officer, Dan Donovan, stated, “Given the warmer than normal temperatures during the quarter, especially in October, and record price levels exacerbated by the extreme volatility in the heating oil market, we are pleased with the performance of our operations. For the first time in four years, we were completely staffed at our local operations and our employees performed well in servicing our customer base.”

REMINDER: Star Gas management will host a conference call and webcast today at 11:00 a.m. (ET). Conference call dial-in is 800/603-3143 or 706/634-8769 (international callers). A webcast is also available at http://www.star-gas.com/MediaList.cfm and at www.vcall.com.

Star Gas Partners, L.P., is the nation's largest retail distributor of home heating oil. Additional information is available by obtaining the Partnership’s SEC filings and by visiting Star’s website at www.star-gas.com.

Forward Looking Information

This news release includes “forward-looking statements” which represent our expectations or beliefs concerning future events that involve risks and uncertainties, including those associated with the effect of weather conditions on our financial performance, the price and supply of home heating oil, the consumption patterns of our customers, our ability to obtain satisfactory gross profit margins, our ability to obtain new accounts and retain existing accounts, our ability to effect strategic acquisitions, the impact of litigation, the continuing residual impact of the business process redesign project and our ability to address issues related to that project, our ability to contract for our current and future supply needs, natural gas conversions, future union relations and outcome of current and future union negotiations, the impact of future environmental, health, and safety regulations, the ability to attract and retain employees, customer credit worthiness, counter party credit worthiness, and marketing plans. All statements other than statements of historical facts included in this news release are forward-looking statements. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will prove to have been correct and actual results may differ materially from those projected as a result of certain risks and uncertainties. These risks and uncertainties include, but are not limited to, those set forth under the heading “Risk Factors” and “Business Initiatives and Strategy” in the Partnership’s Annual Report on Form 10-K for the fiscal year ended September 30, 2007. Without limiting the foregoing, the words “believe,” “anticipate,” “plan,” “expect,” “seek,” “estimate” and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from our expectations (“Cautionary Statements”) are disclosed in this news release and in the Partnership’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q. All subsequent written and oral forward-looking statements attributable to the Partnership or persons acting on its behalf are expressly qualified in their entirety by the Cautionary Statements. Unless otherwise required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise after the date of this news release.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31,	September 30,
(in thousands)	2007	2007
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$5,950	$112,886
Receivables, net of allowance of $8,380 and $7,645, respectively	185,780	78,923
Inventories	103,133	85,968
Fair asset value of derivative instruments	28,978	14,510
Prepaid expenses and other current assets	37,656	28,216
Total current assets	361,497	320,503

Property and equipment, net	40,564	41,721
Long-term portion of accounts receivables	1,116	1,362
Goodwill	181,496	181,496
Intangibles, net	43,488	48,468
Deferred charges and other assets, net	8,020	8,554
Total assets	$636,181	$602,104

LIABILITIES AND PARTNERS’ CAPITAL
Current liabilities
Accounts payable	$23,500	$18,797
Working capital facility borrowings	19,654	-
Fair liability value of derivative instruments	837	5,312
Accrued expenses and other current liabilities	69,975	65,444
Unearned service contract revenue	44,867	37,219
Customer credit balances	48,163	71,109
Total current liabilities	206,996	197,881

Long-term debt	173,895	173,941
Other long-term liabilities	13,617	13,951

Partners’ capital
Common unitholders	257,885	232,895
General partner	(22)	(129)
Accumulated other comprehensive loss	(16,190)	(16,435)
Total partners’ capital	241,673	216,331
Total liabilities and partners’ capital	$636,181	$602,104
STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended December 31,
(in thousands, except per unit data - unaudited)	2007	2006

Sales:
Product	$401,040	$280,402
Installations and service	52,904	49,842
Total sales	453,944	330,244
Cost and expenses:
Cost of product	319,258	206,236
Cost of installations and service	52,574	50,474
(Increase) decrease in the fair value of derivative instruments	(17,753)	6,315
Delivery and branch expenses	57,952	46,494
Depreciation and amortization expenses	7,008	7,372
General and administrative expenses	4,846	4,688
Operating income	30,059	8,665
Interest expense	(5,059)	(5,108)
Interest income	1,452	1,794
Amortization of debt issuance costs	(570)	(570)
Income before income taxes	25,882	4,781
Income tax expense	785	65
Net income	$25,097	$4,716
General Partner’s interest in net income	107	20
Limited Partners’ interest in net income	$24,990	$4,696

Basic and Diluted income per Limited Partner Unit	$0.33	$0.06

Weighted average number of Limited Partner units outstanding:
Basic and Diluted	75,774	75,774

SUPPLEMENTAL INFORMATION

Earnings (loss) before interest, taxes, depreciation and amortization from continuing operations (EBITDA).

The Partnership uses EBITDA and adjusted EBITDA as measures of liquidity and they are being included because the Partnership believes that they provide investors and industry analysts with additional information to evaluate the Partnership's ability to pay quarterly distributions. EBITDA and adjusted EBITDA are not recognized terms under generally accepted accounting principles ("GAAP") and should not be considered as an alternative to net income/(loss) or net cash provided by/(used in) operating activities determined in accordance with GAAP. Because EBITDA and adjusted EBITDA as determined by the Partnership excludes some, but not all of the items that affect net income/(loss), it may not be comparable to EBITDA and adjusted EBITDA or similarly titled measures used by other companies. The following tables set forth (i) the calculation of EBITDA and adjusted EBITDA and (ii) a reconciliation of EBITDA and adjusted EBITDA, as so calculated, to cash provided by/(used in) operating activities.

STAR GAS PARTNERS, L.P. AND SUBSIDIARIES
RECONCILIATION OF EBITDA AND ADJUSTED EBITDA
(unaudited)

	Three Months Ended December 31,
(in thousands)	2007	2006

Income from continuing operations	$25,097	$4,716
Plus:
Income tax expense	785	65
Amortization of debt issuance cost	570	570
Interest expense, net	3,607	3,314
Depreciation and amortization	7,008	7,372
EBITDA from continuing operations	37,067	16,037

(Increase) / decrease in the fair value of derivative instruments	(17,753)	6,315
Adjusted EBITDA (a)	19,314	22,352

Add / (subtract)
Income tax expense	(785)	(65)
Interest expense, net	(3,607)	(3,314)
Provision for losses on accounts receivable	1,710	1,952
Increase in weather insurance contract	-	(7,200)
Change in operating assets and liabilities	(142,324)	(34,610)
Net cash provided by (used in) operating activities	$(125,692)	$(20,885)

Home heating oil gallons sold	113,154	99,281

(a) Adjusted EBITDA is calculated as earnings from continuing operations before net interest expense, income taxes, depreciation and amortization, (increase) decrease in the fair value of derivatives, loss on debt redemption, goodwill impairment, and other non-cash and non-operating charges. Management believes the presentation of this measure is relevant and useful because it allows investors to view the Partnership’s performance in a manner similar to the method management uses, and makes it easier to compare its results with other companies that have different financing and capital structures. In addition, this measure is consistent with the manner in which the Partnership’s debt covenants in its material debt agreements are calculated and investors measure its overall performance and liquidity, including its ability to pay quarterly equity distributions, service its long-term debt and other fixed obligations and fund its capital expenditures and working capital requirements. This method of calculating Adjusted EBITDA may not be consistent with that of other companies and should be viewed in conjunction with measurements that are computed in accordance with GAAP.

CONTACT:
Star Gas Partners
Investor Relations
203-328-7310
or
Jaffoni & Collins Incorporated
Robert Rinderman / Steven Hecht, 212-835-8500
SGU@jcir.com